Exhibit 10.14

MAXPOINT INTERACTIVE, INC.

February 22, 2015

Brad Schomber

Dear Brad,

MaxPoint Interactive, Inc. (the “Company”) is pleased to confirm your current employment arrangements on the following terms:

1.             Position.  You will continue to serve as our Chief Financial Officer, reporting to our President and Chief Executive Officer.  This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.             Cash Compensation.  The Company will pay you a salary at the rate of $225,000 per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company, pursuant to the terms and conditions of the Company’s cash incentive bonus program as in effect from time to time.  Initially, your annual incentive bonus will be $90,000.

3.             Acquisition Bonus.  If the Company is subject to a Change in Control both (x) prior to the completion of its initial Public Offering and (y) within 12 months of the date on which you commenced employment with the Company, the Company will pay you a lump-sum cash bonus of $400,000 on the closing date of such Change in Control, provided that you remain in continuous service to the Company through such closing date.

“Change in Control” shall mean either (a) any acquisition, in one transaction or a series of related transactions, of the Company by means of merger or other form of corporate reorganization in which all or substantially all of the outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity, its subsidiary or its direct or indirect parent; (b) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s securities if the holders of all of the outstanding voting securities of the Company immediately prior to such closing would hold less than 50% of the outstanding voting securities of the Company (or the surviving or acquiring entity) immediately following such closing or (c) a sale, transfer or other disposition of all or substantially all of the assets of the Company.

“Public Offering” shall mean any sale of the Company’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time, or any successor act thereto, filed with the Securities and Exchange Commission; provided that the following shall not be considered a public offering: (i) any issuance of common equity securities by the Company as consideration for a merger or acquisition, (ii) any issuance of common securities to employees, directors or consultants of the Company or any parent or subsidiary of the Company (as those terms are defined under Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”)) as part of an incentive or compensation plan, (iii) any issuance of common equity securities as part of a unit with debt or preferred stock or any similar structure in which the common equity securities are being offered primarily as a means of enhancing the Company’s ability to sell the debt or preferred stock and (iv) the issuance of common stock by the Company upon conversion of any preferred stock of the Company.

4.             Severance Benefits. If you are subject to a Termination Without Cause,  then the Company will continue to pay your base salary for a period of six months after your Separation (the “Cash Severance”), at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures.  However, you will not be eligible to receive the Cash Severance unless you (i) have used best efforts to return all Company property in your possession and (ii) have executed and allowed to become effective a general release of all claims that you may have against the Company or persons affiliated with the Company.  The release must be in the form prescribed by the Company, without alterations.  You must execute and return the release on or before the date specified by the Company in the prescribed form, which will in no event be later than 50 days after your Separation.  The Cash Severance payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation.  However, if such 60-day period spans two calendar years, then the Cash Severance payments will in any event begin in the second calendar year.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company other than due to financial fraud, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

For purposes of Section 409A of the Code, each Cash Severance payment under this Section 4 is hereby designated as a separate payment.  If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the payments described in this Section 4, to the extent that they are subject to Section 409A of the Code, will commence on the first business day following the earlier of (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence.

5.             Equity Awards.  Your outstanding equity awards remain subject to the terms and conditions of the plan under which such awards were granted (if any) and to the terms and conditions of the applicable equity award agreement.  In addition, you remain eligible for the grant of future equity awards in the discretion of the Company’s Board of Directors and/or its Compensation Committee.

6.             Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.  In addition, you will be entitled to paid time off in accordance with the Company’s paid time off policy, as in effect from time to time.

7.             Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8.             Taxes.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.

9.             Interpretation, Amendment and Enforcement.  Except as otherwise set forth herein, this letter agreement and your Proprietary Information and Assignment Agreement with the Company constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by North Carolina law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in North Carolina in connection with any Dispute or any claim related to any Dispute.

You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.  If you have any questions, please contact me.

Very truly yours,

MAXPOINT INTERACTIVE, INC.

By:	/s/ Joseph Epperson
Title:	President and Chief Executive Officer

I have read and accept the terms set forth in this letter agreement:

/s/ Brad Schomber
Signature of Brad Schomber

Dated:	February 22, 2015